Filed pursuant to Rule 424(b)(1)
Registration Statement No. 333-169626

TURBOSONIC TECHNOLOGIES, INC.

Subscription Rights to Purchase up to 7,569,027 Shares
of Common Stock at $0.34 per Full Share

     We are distributing, at no charge, to holders of our common stock non-transferable subscription rights to purchase up to 7,569,027 shares of our common stock. You will receive one subscription right for each two shares of common stock owned at 5:00 p.m., New York City time, on November 8, 2010.

     Each subscription right will entitle you to purchase one share of our common stock at a subscription price of $0.34 per full share, which we refer to as the basic subscription privilege. The per share price was determined by our board of directors after a review of recent historical trading prices of our common stock and the closing sales price of our common stock on November 5, 2010, the last trading day prior to the announcement of the subscription price. The average of the closing sales prices of our common stock over the 20 trading day period ended November 5, 2010 was $0.38. The closing price of our common stock on November 5, 2010 was $0.36. If you fully exercise your basic subscription privilege and other stockholders do not fully exercise their basic subscription privileges, you may also exercise an over-subscription right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among persons exercising this over-subscription right. If all the rights were exercised, the total purchase price of the shares offered in this rights offering would be $2.57 million.

     The subscription rights will expire if they are not exercised by 5:00 p.m., New York City time, on December 10, 2010, unless we extend the rights offering period. We have the option to extend the rights offering and the period for exercising your subscription rights for a period not to exceed 30 days, although we do not presently intend to do so. You should carefully consider whether to exercise your subscription rights prior to the expiration of the rights offering. All exercises of subscription rights are irrevocable, even if the rights offering is extended by our board of directors. However, if we amend the rights offering to allow for an extension of the rights offering for a period of more than 10 days or make a fundamental change to the terms set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced.

     All of our executive officers and outside directors have committed to purchase an aggregate of 371,439 shares that are subject to their basic subscription privileges, at the same subscription price offered to stockholders, for an aggregate of $126,289.

     Our board of directors is making no recommendation regarding your exercise of the subscription rights. The subscription rights may not be sold, transferred or assigned and will not be listed for trading on any stock exchange or market or quoted on the OTC Bulletin Board.

     Our board of directors may cancel the rights offering at any time prior to its expiration for any reason. In the event the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

     The shares of common stock are being offered directly by us without the services of an underwriter or selling agent.

     Our common stock is currently quoted on the OTC Bulletin Board under the symbol “TSTA.” The closing price of our common stock on November 5, 2010 was $0.36 per share. The shares of common stock issued in the rights offering will also be quoted on the OTC Bulletin Board under the same symbol.

     The exercise of your subscription rights for shares of our common stock involves risks. See “Risk Factors” beginning on page 6 of this prospectus as well as the risk factors and other information in any documents we incorporate by reference into this prospectus to read about important factors you should consider before exercising your subscription rights.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is November 9, 2010

     As permitted under the rules of the Securities and Exchange Commission, or the SEC, this prospectus incorporates important business information about TurboSonic Technologies, Inc. that is contained in documents that we file with the SEC, but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See “Where You Can Find Additional Information” in this prospectus.

     You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with additional or different information from that contained in or incorporated by reference into this prospectus. You should assume that the information contained in or incorporated by reference into this prospectus is accurate only as of any date on the front cover of this prospectus or the date of the document incorporated by reference, as applicable, regardless of the time of delivery of this prospectus or any exercise of the subscription rights. Our business, financial condition, results of operations and prospects may have changed since those dates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Forward-looking statements in this prospectus, including without limitation, statements relating to our plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical results or those we anticipate. We refer you to “Risk Factors” as well as other factors discussed in this prospectus. Our statements are based upon information known to us as of the date of this prospectus, and we assume no obligation to update or alter our forward-looking statements within this prospectus, whether as a result of new information, future events or otherwise, except when required by applicable federal securities laws.

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QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

What is the rights offering?

     We are distributing to holders of our common stock, at no charge, non-transferable subscription rights to purchase shares of our common stock. You will receive one subscription right for each two shares of common stock you owned as of 5:00 p.m., New York City time, on November 8, 2010, the record date. The subscription rights will be evidenced by rights certificates. Each subscription right will entitle the holder to a basic subscription privilege and an over-subscription privilege.

What is the basic subscription privilege?

     The basic subscription privilege of each subscription right gives our stockholders the opportunity to purchase one share of our common stock at a subscription price of $0.34 per full share. We have granted to you, as a stockholder of record as of 5:00 p.m., New York City time, on the record date, one subscription right for each two shares of our common stock you owned at that time. For example, if you owned 100 shares of our common stock as of 5:00 p.m., New York City time, on the record date, you would receive 50 subscription rights and would have the right to purchase 50 shares of common stock for $0.34 per full share with your basic subscription privilege. You may exercise the basic subscription privilege of any number of your subscription rights, or you may choose not to exercise any subscription rights.

     If you hold your shares in the name of a broker, custodian bank, dealer or other nominee who uses the services of the Depository Trust Company, or DTC, DTC will issue one subscription right to the nominee for each two shares of our common stock you own at the record date. The basic subscription privilege of each subscription right can then be used to purchase one share of common stock for $0.34 per full share. As in the example above, if you owned 100 shares of our common stock on the record date, you would receive 50 subscription rights and would have the right to purchase 50 shares of common stock for $0.34 per full share with your basic subscription privilege.

     Fractional subscription rights resulting from the distribution of one subscription right for each two shares of common stock will be eliminated by rounding down to the nearest whole subscription right.

     Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

What is the over-subscription privilege?

     We do not expect all of our stockholders to exercise all of their basic subscription privileges. The over-subscription privilege provides stockholders that exercise all of their basic subscription privileges the opportunity to purchase the shares that are not purchased by other stockholders. If you fully exercise your basic subscription privilege and other stockholders do not fully exercise their basic subscription privileges, you may also exercise an over-subscription right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among persons exercising this over-subscription right. To the extent the number of unsubscribed shares are not sufficient to satisfy all of the properly exercised over-subscription rights requests, then the available shares will be prorated among those who properly exercised over-subscription rights based on the number of shares each rights holder subscribed for under the basic subscription right. If this pro rata allocation results in any stockholder receiving a greater number of shares than the stockholder subscribed for pursuant to the exercise of the over-subscription privilege, then such stockholder will be allocated only that number of shares for which the stockholder oversubscribed, and the remaining shares will be allocated among all other stockholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares have been allocated or all over-subscription exercises have been fulfilled, whichever occurs earlier.

     In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the rights offering. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock available to you, assuming that no stockholder other than you has purchased any shares of our common stock pursuant to their basic subscription privilege and over-subscription privilege. See “The Rights Offering — The Subscription Rights — Over-Subscription Privilege.”

     Fractional shares of our common stock resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Why are we conducting the rights offering?

     We are conducting the rights offering to raise additional working capital for marketing opportunities stemming from both recent and anticipated enactments by the U.S. Environmental Protection Agency (EPA) of more stringent emission standards and rules for certain hazardous air pollutants. New rules for sulfur dioxide emissions by coal-fired power plants, pulp and paper mills, metallurgical smelters and cement kilns were adopted by the EPA in June 2010 and took effect on August 23, 2010. Proposed emission rules for Portland cement production facilities are expected to go into effect on November 8, 2010. The EPA is expected to promulgate new boiler MACT (Maximum Achievable Control Technology) rules for industrial steam and power generation in the U.S. market in February 2011. Companies in these industry sectors will be afforded a 3-year compliance timeframe measured from the rules’ respective effective dates. We have years of experience, a large customer base and proven technologies for compliance in each of these sectors.

     We anticipate that the rights offering will strengthen our financial condition by providing us with additional liquidity and increasing our stockholders’ equity.

How was the $0.34 per full share subscription price determined?

     In determining the subscription price, our board of directors considered a number of factors, including: the likely cost of capital from other sources, the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, our need for liquidity and capital and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, our board of directors also reviewed a range of discounts to market value represented by the subscription prices in various prior rights offerings of public companies. The subscription price was established at a price of $0.34 per full share. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering. We cannot give any assurance that our common stock will trade at or above the subscription price in any given time period.

Am I required to exercise all of the subscription rights I receive in the rights offering?

     No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. However, if you choose not to exercise your subscription rights in full, the relative percentage of our common stock that you own will decrease, and your voting and other rights will be diluted. In addition, if you do not exercise your basic subscription privilege in full, you will not be entitled to participate in the over-subscription privilege.

How soon must I act to exercise my subscription rights?

     The subscription rights may be exercised at any time beginning on the date of this prospectus and prior to the expiration of the rights offering, which is December 10, 2010, at 5:00 p.m., New York City time. If you elect to exercise any rights, the subscription agent must actually receive all required documents and payments from you prior to the expiration of the rights offering. Although we have the option of extending the expiration of the rights offering for a period not to exceed 30 days, we currently do not intend to do so.

May I transfer my subscription rights?

     No. You may not sell or transfer your subscription rights to anyone.

Are we requiring a minimum subscription to complete the rights offering?

     No.

Are there any conditions to completing the rights offering?

     No.

Can our board of directors extend, cancel or amend the rights offering?

     Yes. We have the option to extend the rights offering and the period for exercising your subscription rights for a period not to exceed 30 days, although we do not presently intend to do so. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration of the rights offering. We will extend the duration of the rights offering as required by applicable law or regulation and may choose to extend it if we decide to give investors more time to exercise their subscription rights in this rights offering. If we elect to extend the rights offering for a period of more than 10 days, then holders who have subscribed for rights may cancel their subscriptions and receive a refund of all money advanced.

     Our board of directors may cancel the rights offering at any time prior to the expiration of the rights offering for any reason. In the event that the rights offering is cancelled, we will issue a press release notifying stockholders of the cancellation and all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

     Our board of directors also reserves the right to amend or modify the terms of the rights offering. If we should make any fundamental changes to the terms set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such stockholder and recirculate an updated prospectus after the post-effective amendment is declared effective with the SEC. In addition, upon such event, we may extend the expiration date of this rights offering to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to this rights offering and the new expiration date. The terms of the rights offering cannot be modified or amended after the expiration date of the rights offering. Although we do not presently intend to do so, we may choose to amend or modify the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering. Such amendments or modifications may include a change in the subscription price although no such change is presently contemplated.

Are the board of directors and executive officers participating in the rights offering and has our board of directors made a recommendation to our stockholders regarding the rights offering?

     All of our executive officers and outside directors have committed to purchase an aggregate of 371,439 shares that are subject to their basic subscription privileges, at the same subscription price offered to stockholders, for an aggregate of $126,289.

     Although our directors are investing their own money in connection with the rights offering, our board of directors does not make any recommendation to stockholders regarding the exercise of rights under the rights offering. You should make an independent investment decision about whether or not to exercise your rights. Stockholders who exercise subscription rights risk investment loss on new money invested. We cannot assure you that the market price for our common stock will remain above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. If you do not exercise your rights, you will lose any value represented by your rights and your percentage ownership interest in us will be diluted. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

What will happen if I choose not to exercise my subscription rights?

     If you do not exercise any subscription rights, the number of shares of our common stock you own will not change; however, due to the fact that shares will be purchased by other stockholders in the rights offering, including the shares to be purchased by certain of our directors and executive officers, your percentage ownership after the completion of the rights offering will be diluted.

How do I exercise my subscription rights? What forms and payment are required to purchase the shares of our common stock?

     If you wish to participate in the rights offering, you must take the following steps:

  deliver payment to the subscription agent using the methods outlined in this prospectus before 5:00 p.m., New York City time, on December 10, 2010; and

  deliver a properly completed rights certificate to the subscription agent before 5:00 p.m., New York City time, on December 10, 2010.

     If you cannot deliver your rights certificate to the subscription agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described under “The Rights Offering —Guaranteed Delivery Procedures.”

     If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the full extent possible based on the amount of the payment received, subject to the elimination of fractional shares.

When will I receive my new shares?

     If you purchase shares of our common stock through the rights offering, you will receive your new shares as soon as practicable after the closing of the rights offering.

After I send in my payment and rights certificate, may I cancel my exercise of subscription rights?

     No. All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by our board of directors. However, if we amend the rights offering to allow for an extension of the rights offering for a period of more than 10 days or make a fundamental change to the terms set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a subscription price of $0.34 per full share.

What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, dealer, custodian bank or other nominee?

     If you hold your shares of our common stock in the name of a broker, dealer, custodian bank or other nominee, then your broker, dealer, custodian bank or other nominee is the record holder of the shares you own. The record holder must exercise the subscription rights on your behalf for the shares of our common stock you wish to purchase.

     If you wish to participate in the rights offering and purchase shares of our common stock, please promptly contact the record holder of your shares. We will ask your broker, dealer, custodian bank or other nominee to notify you of the rights offering. You should complete and return to your record holder the form entitled “Beneficial Owner Election Form.” You should receive this form from your record holder with the other rights offering materials.

Will directors and executive officers receive any compensation if they purchase shares in the rights offering in accordance with their previously expressed intentions?

     No.

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How many shares will executive officers and directors own after the offering?

     The number of shares that our executive officers and directors can only be determined upon the completion of the rights offering. The number of shares that the executive officers and directors have committed to acquire will include an aggregate of 371,439 shares that would otherwise be available upon exercise of their basic subscription rights, which will result in an aggregate purchase price of $126,289.

How many shares of our common stock will be outstanding after the rights offering?

     As of November 8, 2010, we had 15,138,054 shares of our common stock issued and outstanding. If all of the shares subject to subscription rights and over-subscription rights are sold in the rights offering, we anticipate that we will have approximately 22,707,081 shares of our common stock outstanding after the rights offering.

How much money will our company receive from the rights offering?

     Assuming all the shares of common stock offered are sold, the gross proceeds from the rights offering, including proceeds from officers and directors pursuant to their current purchase intentions, will be approximately $2.57 million. Please see “Use of Proceeds.”

Are there risks in exercising my subscription rights?

     Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the headings “Risk Factors” in this prospectus and in the other documents incorporated by reference herein.

May stockholders in all states participate in the rights offering?

     We intend to distribute rights certificates to all stockholders with addresses in the United States. We reserve the right in some states to require stockholders, if they wish to participate, to state and agree upon exercise of their respective rights that they are acquiring the shares for investment purposes only, and that they have no present intention to resell or transfer any shares acquired. Our securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.

If the rights offering is not completed, will my subscription payment be refunded to me?

     Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable. If you own shares in “street name,” it may take longer for you to receive payment because the subscription agent will return payments through the record holder of the shares.

Will the subscription rights be listed on a stock exchange or national market?

     The subscription rights may not be sold, transferred or assigned and will not be listed for trading on any stock exchange or market or quoted on the OTC Bulletin Board.

How do I exercise my subscription rights if I live outside of the United States?

     We will not distribute rights certificates to stockholders whose addresses are outside the United States, other than to those stockholders with addresses in the Canadian province of Ontario, or to those stockholders who have an army post office or foreign post office address. The subscription agent will hold the rights certificates for their account. To exercise subscription rights, these stockholders must notify the subscription agent and timely follow the procedures described in “The Rights Offering — Foreign Stockholders.”

What fees or charges apply if I purchase shares of our common stock?

     We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through the record holder of your shares, you are responsible for paying any fees your record holder may charge you.

What are the U.S. federal income tax consequences of exercising subscription rights?

     For U.S. federal income tax purposes, you generally should not recognize income or loss in connection with the receipt or exercise of subscription rights. You are urged to consult your own tax advisor as to your particular tax consequences resulting from the receipt and exercise of subscription rights and the receipt, ownership and disposition of our common stock. For further information, please see “Material U.S. Federal Income Tax Consequences.”

To whom should I send my forms and payment?

     If your shares are held in the name of a broker, dealer or other nominee, then you should send your subscription documents, rights certificate, notices of guaranteed delivery and subscription payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate, notices of guaranteed delivery and subscription payment by hand delivery, first class mail or courier service to:

By Mail or Overnight Courier:	By Hand:

American Stock Transfer & Trust Company, LLC	American Stock Transfer & Trust Company, LLC
Operations Center	Attn: Reorganization Department
Attn: Reorganization Department	59 Maiden Lane
6201 15th Avenue	New York, New York 10038
Brooklyn, New York 11219

     You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. We urge you to allow sufficient time for delivery of your subscription.

Whom should I contact if I have other questions?

     If you have other questions or need assistance, please contact the information agent, Phoenix Advisory Partners, at (800) 576-4314.

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PROSPECTUS SUMMARY

     This summary highlights information contained in or incorporated by reference into this prospectus. This summary may not contain all of the information that you should consider before deciding whether or not you should exercise your subscription rights. You should carefully read this prospectus, including the documents incorporated by reference, which are described under the heading “Incorporation by Reference” in this prospectus. References in this prospectus to TurboSonic, “we,” “us” and “our” refer to TurboSonic Technologies, Inc. and its consolidated subsidiaries.

Overview

     We design and supply air pollution control technologies to industrial customers worldwide. We believe our products, which are designed to meet the strictest emission regulations for gaseous and particulate emissions, afford economic and technical advantages over competitive air pollution equipment. We currently have two reportable business segments — OEM systems and Aftermarket.

     Sales are frequently attained through the recommendation of engineering firms who are often engaged in complete plant installations or upgrades. Other sales opportunities are sourced directly with the end user by our independent sales representatives or by our internal sales team. We have sales, project management and field service personnel in remote offices to support local markets.

     Our leading edge technology and strong project management performance contribute significantly to our strategy of building long-term loyalty and growth through customer satisfaction. This allows us to serve the demanding requirements of multinational firms that we believe can provide a series of opportunities over many years.

     We perform all process engineering and the detailed design and specifications for all applicable structural, electrical, mechanical and chemical components of such system. We subcontract all fabrication and installation of systems when contracted. Our project managers and quality assurance personnel supervise, and manage all aspects of our contracts to ensure we meet the performance criteria, as agreed with our customers.

We were incorporated in the State of Delaware in April 1961. Our executive offices are located at 550 Parkside Drive, Suite A-14, Waterloo, Ontario, Canada N2L 5V4; our telephone number is (519) 885-5513. Our website is located at http://www.turbosonic.com. The information on our website is not part of this prospectus.

The Rights Offering

     The following summary describes the principal terms of the rights offering, but is not intended to be complete. See the information under the heading “The Rights Offering” in this prospectus for a more detailed description of the terms and conditions of the rights offering.

Securities Offered

We are distributing, at no charge, to holders of our common stock non-transferable subscription rights to purchase up to 7,569,027 shares of our common stock. You will receive one subscription right for each two shares of common stock owned at 5:00 p.m., New York City time, on November 8, 2010.

Basic Subscription Privilege	The basic subscription privilege of each subscription right will entitle you to purchase one share of our common stock at a subscription price of $0.34 per full share.

Over-Subscription Privilege

If you fully exercise your basic subscription privilege and other stockholders do not fully exercise their basic subscription privileges, you may also exercise an over-subscription right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among persons exercising this over-subscription right. To the extent the number of the unsubscribed shares are not sufficient to satisfy all of the properly exercised over-subscription rights requests, then the available shares will be prorated among those who properly exercised over-subscription rights based on the number of shares each rights holder subscribed for under the basic subscription right. If this pro rata allocation results in any stockholder receiving a greater number of shares than the stockholder subscribed for pursuant to the exercise of the over-subscription privilege, then such stockholder will be allocated only that number of shares for which the stockholder oversubscribed, and the remaining shares will be allocated among all other stockholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares have been allocated or all over-subscription exercises have been fulfilled, whichever occurs earlier.

Record Date	5:00 p.m., New York City time, on November 8, 2010.

Expiration of the Rights Offering	5:00 p.m., New York City time, on December 10, 2010.

Subscription Price	$0.34 per full share, payable in cash. To be effective, any payment related to the exercise of a right must clear prior to the expiration of the rights offering.

Use of Proceeds

We are conducting the rights offering to raise additional working capital for marketing opportunities stemming from both recent and anticipated enactments by the U.S. Environmental Protection Agency (EPA) of more stringent emission standards and rules for certain hazardous air pollutants. New rules for sulfur dioxide emissions by coal-fired power plants, pulp and paper mills, metallurgical smelters and cement kilns were adopted by the EPA in June 2010 and took effect on August 23, 2010. Proposed emission rules for Portland cement production facilities are expected to go into effect on November 8, 2010. The EPA is expected to promulgate new boiler MACT (Maximum Achievable Control Technology) rules for industrial steam and power generation in the U.S. market in February 2011. Companies in these industry sectors will be afforded a 3-year compliance timeframe measured from the rules’ respective effective dates. We have years of experience, a large customer base and proven technologies for compliance in each of these sectors.

We anticipate that the rights offering will strengthen our financial condition by providing us with additional liquidity and increasing our stockholders’ equity.

Non-Transferability of Rights	The subscription rights may not be sold, transferred or assigned and will not be listed for trading on any stock exchange or market or quoted on the OTC Bulletin Board.

No Board Recommendation

Although our directors are investing their own money in the rights offering, our board of directors is making no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Purchases by Executive Officers and Directors

All of our executive officers and outside directors have committed to purchase an aggregate of 371,439 shares that are subject to their basic subscription privileges, at the same subscription price offered to stockholders, for an aggregate of $126,289.

No Revocation

All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by our board of directors. However, if we amend the rights offering to allow for an extension of the rights offering for a period of more than 10 days or make a fundamental change to the terms set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a subscription price of $0.34 per full share.

U.S. Federal Income Tax Considerations

For U.S. federal income tax purposes, you generally should not recognize income or loss in connection with the receipt or exercise of subscription rights. You are urged to consult your own tax advisor as to your particular tax consequences resulting from the receipt and exercise of subscription rights and the receipt, ownership and disposition of our common stock. For further information, please see “Material U.S. Federal Income Tax Consequences.”

Extension, Cancellation and Amendment

We have the option to extend the rights offering and the period for exercising your subscription rights for a period not to exceed 30 days, although we do not presently intend to do so. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration of the rights offering. We will extend the duration of the rights offering as required by applicable law or regulation and may choose to extend it if we decide to give investors more time to exercise their subscription rights in this rights offering. If we elect to extend the rights offering for a period of more than 10 days, then holders who have subscribed for rights may cancel their subscriptions and receive a refund of all money advanced.

Our board of directors may cancel the rights offering at any time prior to the expiration of the rights offering for any reason. In the event that the rights offering is cancelled, we will issue a press release notifying stockholders of the cancellation and all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Our board of directors also reserves the right to amend or modify the terms of the rights offering. If we should make any fundamental changes to the terms set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such stockholder and recirculate an updated prospectus after the post-effective amendment is declared effective with the SEC. In addition, upon such event, we may extend the expiration date of this rights offering to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to this rights offering and the new expiration date. The terms of the rights offering cannot be modified or amended after the expiration date of the rights offering. Although we do not presently intend to do so, we may choose to amend or modify the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering. Such amendments or modifications may include a change in the subscription price although no such change is presently contemplated.

Procedures for Exercising Rights	To exercise your subscription rights, you must complete the rights certificate and deliver it to the subscription agent, American Stock Transfer & Trust Company, LLC, together with full payment for all the subscription rights you elect to exercise under the basic subscription privilege and over-subscription privilege. You may deliver the documents and payments by mail or commercial carrier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

If you cannot deliver your rights certificate to the subscription agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described under “The Rights Offering — Guaranteed Delivery Procedures.”

Subscription Agent	American Stock Transfer & Trust Company, LLC

Information Agent	Phoenix Advisory Partners

Shares Outstanding Before the Rights Offering	15,138,054 shares of our common stock were outstanding as of November 8, 2010.

Shares Outstanding After Completion of the Rights Offering	We expect to issue 7,569,027 shares of our common stock in this rights offering through the exercise of subscription rights. After the rights offering, we anticipate that we will have approximately 22,707,081 shares of our common stock outstanding.

Risk Factors	Stockholders considering making an investment by exercising subscription rights in the rights offering should carefully read and consider the information set forth in “Risk Factors” beginning on page 6 of this prospectus, and the risk factors set forth in our Annual Report on Form 10-K for our fiscal year ended June 30, 2010 and the other documents incorporated by reference herein and the risks that we have highlighted in other sections of this prospectus.

Fees and Expenses	We will pay the fees and expenses related to the rights offering.

Trading Symbol	Shares of our common stock are currently quoted on the OTC Bulletin Board under the symbol “TSTA.”

Summary Financial Information

     The selected consolidated financial data presented below should be read in conjunction with our consolidated financial statements and the notes to the consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for our fiscal year ended June 30, 2010, which is incorporated herein by reference.

Statement of Operations Data:

	[expressed in United States dollars] Years Ended June 30,
	2010 $	2009 $
CONTRACT REVENUE AND SALES
OEM systems revenue	10,798,683	21,148,204
Aftermarket revenue	3,087,370	4,257,271

	13,886,053	25,405,475

CONTRACT COSTS AND COST OF SALES
OEM systems contract costs and costs of sales	8,292,748	15,681,617
Aftermarket contract costs and cost of sales	1,842,631	2,527,524

	10,135,379	18,209,141

Gross margin	3,750,674	7,196,334

EXPENSES
Selling, general and administrative	5,106,408	4,746,350
Research and development expense	332,193	122,268
Depreciation and amortization	196,457	163,065

	5,635,058	5,031,683

(Loss) income from operations	(1,884,384)	2,164,651
Interest income	7,561	22,569
Interest expense	(8,812)	(2,077)

(Loss) income before provision for income taxes	(1,885,635)	2,185,143
(Recovery of) provision for income taxes	(910,482)	629,238

Net (loss) income	(975,153)	1,555,905

Other comprehensive income (loss):
Foreign currency translation adjustment	274,374	(114,841)

Comprehensive (loss) income	(700,779)	1,441,064

Basic (loss) earnings per share	($0.06)	$0.10
Diluted (loss) earnings per share	($0.06)	$0.10
Basic weighted average number of shares	15,137,528	15,130,054
Diluted weighted average number of shares	15,137,528	15,168,536

Balance Sheet Data:

	[expressed in United States dollars] As of June 30, 2010
	Actual	As Adjusted(1)
Total Assets	$7,436,267	$10,009,736
Total Liabilities	$2,190,871	$ 2,190,871
Stockholders’ Equity	$5,245,396	$ 7,818,865
Cash and Cash Equivalents	$2,036,529	$ 4,609,998
Working Capital	$3,646,322	$ 6,219,791

(1)	Assumes the exercise of all distributed rights and receipt of gross proceeds of $2,573,469; does not assume payment of rights offering costs and expenses.

RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with the other information included or incorporated by reference in this prospectus, including the risk factors set forth in our Annual Report on Form 10-K for our fiscal year ended June 30, 2010 and in the other documents incorporated by reference herein before making a decision to invest in our common stock. If any of these risks actually occur, our business, results of operations and financial condition could suffer. In that case, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to the Rights Offering

The market price of our common stock is volatile and may decline before or after the subscription rights expire.

     The market price of our common stock could be subject to wide fluctuations in response to numerous factors, some of which are beyond our control. These factors include, among other things, actual or anticipated variations in our costs of doing business, operating results and cash flow, the nature and content of our earnings releases and our competitors’ earnings releases, customers, competitors or markets, changes in business conditions in our markets and the general state of the securities markets and the market for similar stocks, changes in capital markets that affect the perceived availability of capital to companies in our industries, governmental legislation or regulation the environment, as well as general economic and market conditions, such as continued downturns in our economy and recessions.

     We cannot assure you that the market price of our common stock will not decline after you elect to exercise your subscription rights. If that occurs, you may have committed to buy shares of our common stock in the rights offering at a price greater than the prevailing market price, and could have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of your subscription rights you will be able to sell your common stock at a price equal to or greater than the subscription price. Until shares are delivered upon expiration of the rights offering, you will not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates representing shares of our common stock purchased will be delivered as soon as practicable after expiration of the rights offering. We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of subscription rights.

If you do not fully exercise your subscription rights, your ownership interest will be diluted.

     The rights offering will result in our issuance of approximately 7,569,027 shares of our common stock. If you choose not to fully exercise your subscription rights prior to the expiration of the rights offering, your relative ownership interest in us will be diluted.

The subscription rights are not transferable and there is no market for the subscription rights.

     You may not sell, transfer or assign your subscription rights. The subscription rights are only transferable by operation of law. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise the subscription rights and acquire additional shares of our common stock to realize any value that may be embedded in the subscription rights.

The subscription price determined for the rights offering is not an indication of the fair value of our common stock.

     In determining the subscription price for the rights offering, our board of directors considered a number of factors, including: the likely cost of capital from other sources, the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, our need for liquidity and capital and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, our board of directors also reviewed a range of discounts to market value represented by the subscription prices in various prior rights offerings of public companies. The subscription price was established at a price of $0.34 per full share. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering. We cannot give any assurance that our common shares will trade at or above the subscription price in any given time period. After the date of this prospectus, our common stock may trade at prices above or below the subscription price.

Because our management will have broad discretion over the use of the gross proceeds from the rights offering, you may not agree with how we use the proceeds, and we may not invest the proceeds successfully.

     We are conducting the rights offering to raise capital that we intend to use for the purposes described elsewhere in this prospectus. While we currently expect to use most of the proceeds for these purposes, we may also use the proceeds for general corporate purposes. You will be relying on the judgment of our management with regard to the use of the proceeds from the rights offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for our company.

We may cancel the rights offering at any time prior to the expiration of the rights offering, and neither we nor the subscription agent will have any obligation to you except to return your exercise payments.

     We may, in our sole discretion, decide not to continue with the rights offering or cancel the rights offering prior to the expiration of the rights offering. If the rights offering is cancelled, we will issue a press release notifying stockholders of the cancellation and all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

The rights offering does not have a minimum amount of proceeds and there can be no assurance that stockholders will choose to exercise their subscription rights, which means that if you exercise your rights you may be investing in a company that continues to desire additional capital.

     There can be no assurance that any stockholders will exercise their subscription rights. There is no minimum amount of proceeds required to complete the rights offering. In addition, all exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by our board of directors. However, if we amend the rights offering to allow for an extension of the rights offering for a period of more than 10 days or make a fundamental change to the terms set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. If you exercise the basic subscription privilege or the over-subscription privilege, but we do not raise the desired amount of capital in this rights offering, you may be investing in a company that continues to desire additional capital.

You may not revoke your subscription exercise, even if the rights offering is extended by our board of directors, and you could be committed to buying shares above the prevailing market price.

     Once you exercise your subscription rights, you may not revoke the exercise of such rights. If our board of directors decides to exercise its option to extend the rights offering, you still may not revoke the exercise of your subscription rights. However, if we amend the rights offering to allow for an extension of the rights offering for a period of more than 10 days or make a fundamental change to the terms set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price. Our common stock is quoted on the OTC Bulletin Board under the symbol “TSTA” and the last reported sales price of our common stock on OTC Bulletin Board on November 5, 2010 was $0.36 per share. The average of the closing sales prices of our common stock over the 20 trading day period ended November 5, 2010 was $0.38. Following the exercise of your rights, you may be unable to sell your shares of our common stock at a price equal to or greater than the subscription price you paid for such shares, and you may lose all or part of your investment in our common stock.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights will be rejected.

     Stockholders that desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering. If you are a beneficial owner of shares (i.e., you shares are held in “street” name), you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering. We are not responsible if your broker, custodian or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering prior to the expiration of the rights offering, the subscription agent will reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

Our executive officers and outside directors may significantly increase their relative ownership and voting interest in our company to the extent our existing stockholders do not exercise their full subscription rights.

     All of our executive officers and outside directors have committed to purchase an aggregate of 371,439 shares that are subject to their basic subscription privileges, at the same subscription price offered to stockholders, for an aggregate of $126,289.

     Consequently, our executive officers and outside directors may substantially increase their relative beneficial ownership and voting interest in our company from 16.5% to 18.0% if no other stockholders exercise their subscription rights, and your relative ownership in our company will be diluted. Their percentage of ownership of our common stock will increase even if some but not all other stockholders exercise their subscription rights.

We may amend or modify the terms of the rights offering at any time prior to the expiration of the rights offering in our sole discretion.

     Our board of directors reserves the right to amend or modify the terms of the rights offering in its sole discretion. Although we do not presently intend to do so, we may choose to amend or modify the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering. Such amendments or modifications may include a change in the subscription price although no such change is presently contemplated. If we should make any fundamental changes to the terms set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such stockholder and recirculate an updated prospectus after the post-effective amendment is declared effective with the SEC. In addition, upon such event, we may extend the expiration date of this rights offering to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to this rights offering and the new expiration date. The terms of the rights offering cannot be modified or amended after the expiration date of the rights offering.

The rights offering may cause the price of our common stock to decrease.

     The subscription price of $0.34 per share is lower than the average of the closing sales prices of our common stock over the twenty (20) trading day period ended, November 5, 2010, the last trading day prior to the announcement of the subscription price. The average of the closing sales prices of our common stock over the twenty (20) trading day period ended, November 5, 2010 was $0.38. The announcement of the rights offering and its terms, including the subscription price, together with the number of shares of common stock we could issue if the rights offering is completed, may result in an immediate decrease in the trading price of our common stock. This decrease may continue after the completion of the rights offering. If that occurs, your purchase of shares of our common stock in the rights offering may be at a price greater than the prevailing trading price. Further, if a substantial number of subscription rights are exercised and the holders of the shares received upon exercise of those subscription rights choose to sell some or all of those shares, the resulting sales could depress the market price of our common stock.

Risks Related to our Business

Our operating results for fiscal 2010 were significantly and negatively impacted by the economic downturn.

     Our operating revenues for our fiscal year ended June 30, 2010 were approximately $13,886,000, representing a decrease of 45.3% when compared to our operating revenues of approximately $25,405,000 for our prior fiscal year, as our clients curtailed capital expenditures and deferred order placements as they sought to cope with the effects of the economic downturn upon their businesses. We incurred a fiscal 2010 operating loss of approximately $1,884,000 and a net loss of approximately $975,000, respectively, as contrasted with an operating profit of $2,165,000 and a net profit of approximately $1,556,000, respectively, in fiscal 2009. Our backlog at June 30, 2010 was approximately $3,000,000 as compared to a backlog of approximately $10,200,000 at the end of fiscal 2009. Exacerbating our fiscal 2010 operating results were U.S. legislative delays in the enactment of new and stringent definitions of certain environmental standards for hazardous pollutants which caused many of our historical and prospective clients across market sectors to delay their orders in anticipation of extended mandatory compliance dates. We are unable to give you any assurance as to the timing, strength and duration of any economic recovery nor can we give you any assurance as to when we may return to profitability.

We are dependent on environmental regulation to drive our orders.

     The market for our air pollution control products and systems is directly dependent upon the existence and enforcement of laws and regulations, which limit the release of pollutants into the atmosphere and impose substantial penalties for non-compliance. Stringent enforcement of these laws and regulations may increase the attractiveness of, and demand for our products and services, whereas lax enforcement and/or repeal in whole or in part may have the opposite effect.

Our revenue is concentrated among a few customers who vary from year to year.

     Sales to our top three customers accounted for 53% of our net revenues in the fiscal year ended June 30, 2010 and 51% in 2009. One was a repeat customer accounting for 15% in 2010 (12% in 2009). The bulk of our revenue is large dollar capital contracts where the customer base may change widely on a year-to-year basis. Our inability to replace these customers on an annual basis could materially and adversely affect future revenue and profitability.

Our proprietary technology and rights have limited protection.

     We rely on a combination of patents, trade and service marks, trade secrets and know-how to protect our proprietary technology and rights. There can be no assurance that our patents will not be infringed upon, that we would have adequate remedies for any such infringement, or that our trade secrets will not otherwise become known to or independently developed by competitors. There can also be no assurance that any patents now or hereafter issued to, licensed by or applied for by us will be upheld, if challenged, or that the protections afforded thereby will not be circumvented by others. Litigation may be necessary to defend our proprietary rights, which would result in significant cost to us and a diversion of effort of our personnel.

Our foreign sales are subject to certain inherent risks.

     Approximately 30% and 26%, respectively, of our revenues during our fiscal years ended June 30, 2010 and 2009 were derived from sales made outside of North America. Foreign sales are subject to certain inherent risks, including unexpected changes in political, regulatory and other legal requirements, tariffs and other trade barriers, regional economic conditions and business practices, greater difficulty in collection of accounts receivable, foreign exchange fluctuations and potentially adverse tax consequences. There can be no assurance that these factors will not have an adverse impact on our future foreign sales and, consequently, on our operating results.

Permitting delays may cause extended delay or cancellation of one or more of our large projects.

     Some of our projects require permits to be issued by one or more governmental agencies prior to the commencement of both construction and operation. Issuance of such permits could be delayed by political and other considerations. Permitting delays could cause extended delay or cancellation of one or more of our large project opportunities, which would adversely impact our future revenues.

Since we do not manufacture or fabricate our own products or systems, we are dependent on the services of third party manufacturers and fabricators.

     We do not manufacture or fabricate our own products or systems, relying instead upon the services of third party manufacturers and fabricators. We also do not engage in the field construction of our systems but rely on field construction subcontractors operating under the supervision of our own employees. The unavailability of the services of, or a substantial increase in pricing by a significant number of these manufacturers, fabricators or subcontractors could adversely affect us.

The markets for environmental control products are very competitive.

     The markets for environmental control products are characterized by substantial competition based primarily on engineering and technological expertise and quality of service. Because virtually all contracts for our products and systems are obtained through competitive bidding, price is also a competitive factor and may be the most significant factor in certain instances. Although we believe that we compete on the basis of our technical expertise and reputation for service, there can be no assurance that we will maintain our competitive position in our principal markets.

Our fixed price contracts expose us to losses in the event of cost overruns.

     Our receipt of a fixed price contract as a consequence of being the lowest competitive bidder carries the inherent risk that our actual performance costs may exceed the estimates upon which our bid for such contract was based. To the extent that contract performance costs exceed projected costs, our profitability could be materially adversely affected. Escalation clauses regarding labor or material changes, including commodity price changes, are not normally accepted by our clients. Rather we may elect to place orders as soon after receipt of a firm customer order as possible to manage our labor/material price escalation exposure.

Adverse economic conditions may cause customers to delay or terminate our fixed price contracts.

     Due to a number of factors including adverse market conditions, fixed price contracts may be delayed or terminated by customers. Although we are typically protected by contractual terms that will address the cost implications of these events, any such delays may have a material impact on our contract revenue and therefore our profitability in a given fiscal period.

DILUTION

     Purchasers of our common stock in the rights offering will experience an immediate and substantial dilution of the net tangible book value of the shares purchased. At June 30, 2010, we had a net tangible book value of approximately $4,846,499, or $0.32 per share of our common stock. After giving effect to the sale of 7,569,027 shares of our common stock in the rights offering and after deducting transaction and offering expenses, the pro forma net tangible book value at June 30, 2010, attributable to common stockholders would have been $7,184,968, or $0.32 per share of our common stock. This amount represents an immediate dilution to purchasers in the rights offering of $0.02. The following table illustrates this per share dilution.

Subscription Price		$0.34
Net tangible book value per share at June 30, 2010, before the
rights offering	$0.32
Net increase in pro forma tangible book value per share attributable
to the rights offering	0.00

Pro forma net tangible book value per share after giving effect to the
rights offering		$0.32

Dilution in pro forma net tangible book value per share to purchasers		$0.02

PRICE RANGE OF OUR COMMON STOCK

     Our common stock is quoted on the OTC Bulletin Board under the symbol “TSTA”.

     The following table sets forth the range of the bid quotations for our common stock for the periods shown, as furnished by The Nasdaq Stock Market.

	High(1)	Low(1)
Fiscal Year Ending June 30, 2011:
First Quarter (through November 5, 2010)	$0.46	$0.28

Fiscal Year Ended June 30, 2010:
First Quarter	$1.37	$0.91
Second Quarter	$1.32	$0.59
Third Quarter	$0.86	$0.43
Fourth Quarter	$0.60	$0.31

Fiscal Year Ended June 30, 2009:
First Quarter	$0.79	$0.45
Second Quarter	$0.79	$0.20
Third Quarter	$0.44	$0.30
Fourth Quarter	$1.36	$0.35

(1)	The above quotations represent prices between dealers and do not include retail mark up, markdown or commissions. They do not necessarily represent actual transactions.

     The average of the closing sales prices of our common stock over the 20 trading day period ended November 5, 2010 was $0.38. The last sales price of our common stock on November 5, 2010 was $0.36 per share. As of November 8, 2010, there were 301 holders of record and approximately 1,500 beneficial holders of the common stock. This number of beneficial holders represents the number of actual holders of our common stock, including an estimate of the beneficial owners of shares held in “nominee” or “street” name.

     We do not anticipate paying any cash dividends in the foreseeable future, as it is the current policy of our Board of Directors to retain any earnings to finance our future operations and expand our business.

USE OF PROCEEDS

     We are conducting the rights offering to raise additional working capital for marketing opportunities stemming from both recent and anticipated enactments by the U.S. Environmental Protection Agency (EPA) of more stringent emission standards and rules for certain hazardous air pollutants. New rules for sulfur dioxide emissions by coal-fired power plants, pulp and paper mills, metallurgical smelters and cement kilns were adopted by the EPA in June 2010 and took effect on August 23, 2010. Proposed emission rules for Portland cement production facilities are expected to go into effect on November 8, 2010. The EPA is expected to promulgate new boiler MACT (Maximum Achievable Control Technology) rules for industrial steam and power generation in the U.S. market in February 2011. Companies in these industry sectors will be afforded a 3-year compliance timeframe measured from the rules’ respective effective dates. We have years of experience, a large customer base and proven technologies for compliance in each of these sectors.

     Any rights offering proceeds not expended for the purposes discussed above will be used for working capital and general corporate purposes.

     We anticipate that the rights offering will strengthen our financial condition by providing us with additional liquidity and increasing our stockholders’ equity.

CAPITALIZATION

     The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2010 on an actual basis and as adjusted to give effect to the rights offering, assuming gross proceeds from the rights offering of $2.57 million and before deducting the estimated offering expenses. You should read this table together with the information under the heading “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and our consolidated financial statements and related notes and other financial information incorporated by reference to our annual report on Form 10-K for our fiscal year ended June 30, 2010.

	As of June 30, 2010
	Actual	As Adjusted
	(unaudited)
Cash and cash equivalents	$2,036,529	$4,609,998

Long-term debt	$143,519	$143,519
Stockholders’ equity
Share capital
Authorized
30,000,000 common shares, par value $0.10 per share
1,500 preferred shares, no par value
Issued
14,982,542 common shares [2009 - 14,723,081]
155,512 common shares reserved for the conversion of
the subsidiary’s Class B exchangeable shares [2009 - 406,973]	2,558,806	3,315,709

Additional paid-in capital	3,663,669	5,480,235

	6,222,475	8,795,944

Accumulated other comprehensive income	752,110	752,110
Accumulated deficit	(1,729,189)	(1,729,189)

Total stockholders’ equity	5,245,396	7,818,865

Total capitalization	$5,388,915	$7,962,384

THE RIGHTS OFFERING

     Please read the following information concerning the subscription rights in conjunction with the statements under “Description of Subscription Rights” in this prospectus, which the following information supplements.

The Subscription Rights

     We are distributing to the record holders of our common stock as of the record date non-transferable subscription rights to purchase shares of our common stock. The subscription price of $0.34 per full share was determined by our board of directors after a review of recent historical trading prices of our common stock and the closing sales price of our common stock on November 5, 2010, the last trading day prior to the announcement of the subscription price. The average of the closing sales prices of our common stock over the 20 trading day period ended November 5, 2010 was $0.38. The closing sales price of our common stock on November 5, 2010 was $0.36 per share. The subscription rights will entitle the holders of our common stock to purchase an aggregate of approximately 7,569,027 shares of our common stock for an aggregate purchase price of approximately $2.57 million.

     Each holder of record of our common stock will receive one subscription right for every two shares of our common stock owned by such holder at the as of 5:00 p.m., New York City time, on the record date. Each subscription right will entitle the holder to a basic subscription privilege and an over-subscription privilege.

Basic Subscription Privilege

     With your basic subscription privilege, you may purchase one shares of our common stock per subscription right, upon delivery of the required documents and payment of the subscription price of $0.34 per full share, prior to the expiration of the rights offering. You may exercise all or a portion of your basic subscription privilege. However, if you exercise less than your full basic subscription privilege you will not be entitled to purchase shares pursuant to your over-subscription privilege.

     Fractional subscription rights resulting from the distribution of one subscription right for each two shares of common stock will be eliminated by rounding down to the nearest whole subscription right. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

     We will deliver certificates representing shares of our common stock purchased with the basic subscription privilege as soon as practicable after the rights offering has expired.

Over-Subscription Privilege

     If you fully exercise your basic subscription privilege and other stockholders do not fully exercise their basic subscription privileges, you may also exercise an over-subscription right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among persons exercising this over-subscription right. To the extent the number of the unsubscribed shares are not sufficient to satisfy all of the properly exercised over-subscription rights requests, then the available shares will be prorated among those who properly exercised over-subscription rights based on the number of shares each rights holder subscribed for under the basic subscription right. If this pro rata allocation results in any stockholder receiving a greater number of shares than the stockholder subscribed for pursuant to the exercise of the over-subscription privilege, then such stockholder will be allocated only that number of shares for which the stockholder oversubscribed, and the remaining shares will be allocated among all other stockholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares have been allocated or all over-subscription exercises have been fulfilled, whichever occurs earlier.

     In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the rights offering. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock available to you, assuming that no stockholder other than you has purchased any shares of our common stock pursuant to their basic subscription privilege and over-subscription privilege.

     We can provide no assurances that you will actually be entitled to purchase the number of shares issuable upon the exercise of your over-subscription privilege in full at the expiration of the rights offering. We will not be able to satisfy your exercise of the over-subscription privilege if all of our stockholders exercise their basic subscription privileges in full, and we will only honor an over-subscription privilege to the extent sufficient shares of our common stock are available following the exercise of subscription rights under the basic subscription privileges.

  To the extent the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription privilege is less than the amount you actually paid in connection with the exercise of the over-subscription privilege, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

  To the extent the stockholders properly exercise their over-subscription privileges for an aggregate amount of shares that is less than the number of the unsubscribed shares, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the over-subscription privilege.

     Fractional shares of our common stock resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

     We will deliver certificates representing shares of our common stock purchased with the over-subscription privilege as soon as practicable after the expiration of the rights offering.

Reasons for the Rights Offering

     In authorizing the rights offering, our board of directors carefully evaluated our need for liquidity, financial flexibility and additional capital. Our board of directors also considered several alternative capital raising methods prior to concluding that the rights offering was the appropriate alternative under the circumstances.

     We are conducting the rights offering to raise additional working capital for marketing opportunities stemming from both recent and anticipated enactments by the EPA of more stringent emission standards and rules for certain hazardous air pollutants. New rules for sulfur dioxide emissions by coal-fired power plants, pulp and paper mills, metallurgical smelters and cement kilns were adopted by the EPA in June 2010 and took effect on August 23, 2010. Proposed emission rules for Portland cement production facilities are expected to go into effect on November 8, 2010. The EPA is expected to promulgate new boiler MACT (Maximum Achievable Control Technology) rules for industrial steam and power generation in the U.S. market in February 2011. Companies in these industry sectors will be afforded a 3-year compliance timeframe measured from the rules’ respective effective dates. We have years of experience, a large customer base and proven technologies for compliance in each of these sectors.

     We anticipate that the rights offering will strengthen our financial condition by providing us with additional liquidity and increasing our stockholders’ equity. Although we believe that the rights offering will strengthen our financial condition, our board of directors is making no recommendation regarding your exercise of the subscription rights.

Directors and Executive Officers

     All of our executive officers and outside directors have committed to purchase an aggregate of 371,439 shares that are subject to their basic subscription privileges, at the same subscription price offered to stockholders, for an aggregate of $126,289. Consequently, our executive officers and outside directors may substantially increase their relative beneficial ownership and voting interest in our company from 16.5% to 18.0% if no other stockholders exercise their subscription rights, and your relative ownership in our company will be diluted. Their percentage of ownership of our common stock will increase even if some but not all other stockholders exercise their subscription rights.

Method of Exercising Subscription Rights

     The exercise of subscription rights is irrevocable and may not be cancelled or modified, even if the rights offering is extended by our board of directors. However, if we amend the rights offering to allow for an extension of the rights offering for a period of more than 10 days or make a fundamental change to the terms set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. You may exercise your subscription rights as follows:

Subscription by Registered Holders

     You may exercise your subscription rights by properly completing and executing the rights certificate together with any required signature guarantees and forwarding it, together with your full subscription payment, to the subscription agent at the address set forth below under “— Subscription Agent,” prior to the expiration of the rights offering.

Subscription by DTC Participants

     We expect that the exercise of your subscription rights may be made through the facilities of DTC. If your subscription rights are held of record through DTC, you may exercise your subscription rights by instructing DTC, or having your broker instruct DTC, to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of shares of our common stock you are subscribing for under your basic subscription privilege and your over-subscription privilege, if any, and your full subscription payment.

Subscription by Beneficial Owners

     If you are a beneficial owner of shares of our common stock that are registered in the name of a broker, custodian bank or other nominee, or if you hold our common stock certificates and would prefer to have an institution conduct the transaction relating to the subscription rights on your behalf, you should instruct your broker, custodian bank or other nominee or institution to exercise your subscription rights and deliver all documents and payment on your behalf prior to 5:00 p.m., New York City time, on December 10, 2010, which is the expiration of the rights offering. Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian bank, nominee or institution, as the case may be, all of the required documents and your full subscription payment prior to 5:00 p.m., New York City time, on December 10, 2010.

Payment Method

     Payments must be made in full in U.S. currency by:

  check or bank draft payable to American Stock Transfer & Trust Company, LLC, as subscription agent, drawn upon a U.S. bank;

  postal, telegraphic or express money order payable to the subscription agent; or

  wire transfer of immediately available funds to accounts maintained by the subscription agent.

     Payment received after the expiration of the rights offering will not be honored, and the subscription agent will return your payment to you, without interest, as soon as practicable. The subscription agent will be deemed to receive payment upon:

  clearance of any uncertified check deposited by the subscription agent;

  receipt by the subscription agent of any certified check bank draft drawn upon a U.S. bank;

  receipt by the subscription agent of any postal, telegraphic or express money order; or

  receipt of collected funds in the subscription agent’s account.

     If you elect to exercise your subscription rights, we urge you to consider using a certified or cashier’s check, money order, or wire transfer of funds to ensure that the subscription agent receives your funds prior to the expiration of the rights offering. If you send an uncertified check, payment will not be deemed to have been received by the subscription agent until the check has cleared, but if you send a certified check bank draft drawn upon a U.S. bank, a postal, telegraphic or express money order or wire or transfer funds directly to the subscription agent’s account, payment will be deemed to have been received by the subscription agent immediately upon receipt of such instruments and wire or transfer.

     Any personal check used to pay for shares of our common stock must clear the appropriate financial institutions prior to 5:00 p.m., New York City time, on December 10, 2010, which is the expiration of the rights offering. Clearance of personal checks may require five or more business days. Accordingly, holders that wish to pay the subscription price by means of an uncertified personal check are urged to make payment sufficiently in advance of the expiration of the rights offering to ensure such payment is received and clears by such date.

     You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO US. Except as described below under “Guaranteed Delivery Procedures,” we will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee, not by the subscription agent or us.

     The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to the expiration of the rights offering.

     Unless a rights certificate provides that the shares of our common stock are to be delivered to the record holder of such rights or such certificate is submitted for the account of a bank or a broker, signatures on such rights certificate must be guaranteed by an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act, subject to any standards and procedures adopted by the subscription agent.

Missing or Incomplete Subscription Information

     If you do not indicate the number of subscription rights being exercised, or the subscription agent does not receive the full subscription payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of subscription rights that may be exercised with the aggregate subscription payment you delivered to the subscription agent. If we do not apply your full subscription payment to your purchase of shares of our common stock, any excess subscription payment received by the subscription agent will be returned, without interest, as soon as practicable.

Expiration Date and Amendments

     The subscription period, during which you may exercise your subscription rights, expires at 5:00 p.m., New York City time, on December 10, 2010, which is the expiration of the rights offering. If you do not exercise your subscription rights prior to that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares of our common stock to you if the subscription agent receives your rights certificate or your subscription payment after that time, regardless of when the rights certificate and subscription payment were sent, unless you send the documents in compliance with the guaranteed delivery procedures described below. We may extend the expiration of the rights offering for a period not to exceed 30 days by giving oral or written notice to the subscription agent prior to the expiration of the rights offering, although we do not presently intend to do so. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration of the rights offering. We will extend the duration of the rights offering as required by applicable law or regulation and may choose to extend it if we decide to give investors more time to exercise their subscription rights in this rights offering. If we elect to extend the rights offering for a period of more than 10 days, then holders who have subscribed for rights may cancel their subscriptions and receive a refund of all money advanced.

     Our board of directors also reserves the right to amend or modify the terms of the rights offering. If we should make any fundamental changes to the terms set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such stockholder and recirculate an updated prospectus after the post-effective amendment is declared effective with the SEC. In addition, upon such event, we may extend the expiration date of this rights offering to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to this rights offering and the new expiration date. The terms of the rights offering cannot be modified or amended after the expiration date of the rights offering. Although we do not presently intend to do so, we may choose to amend or modify the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering. Such amendments or modifications may include a change in the subscription price although no such change is presently contemplated.

Subscription Price

     In determining the subscription price, our board of directors considered a number of factors, including: the likely cost of capital from other sources, the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, our need for liquidity and capital and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis.

     In conjunction with its review of these factors, our board of directors also reviewed a range of discounts to market value represented by the subscription prices in various prior rights offerings of public companies. The subscription price was established at a price of $0.34 per full share. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering.

     We cannot assure you that the market price of our common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares of our common stock purchased during the rights offering at a price equal to or greater than the subscription price. We urge you to obtain a current quote for our common stock before exercising your subscription rights.

Conditions, Withdrawal and Termination

     We reserve the right to withdraw the rights offering prior to the expiration of the rights offering for any reason. We may terminate the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate, cancel or withdraw the rights offering, in whole or in part, we will issue a press release notifying the stockholders of such event, all affected subscription rights will expire without value, and all excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable following such termination, cancellation or withdrawal.

Cancellation Rights

     Our board of directors may cancel the rights offering at any time prior to the time the rights offering expires for any reason. If we cancel the rights offering, we will issue a press release notifying stockholders of the cancellation and all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Subscription Agent

     The subscription agent for this offering is American Stock Transfer & Trust Company, LLC. The address to which subscription documents, rights certificates, notices of guaranteed delivery and subscription payments other than wire transfers should be mailed or delivered is:

By Mail or Overnight Courier:	By Hand:

American Stock Transfer & Trust Company, LLC	American Stock Transfer & Trust Company, LLC
Operations Center	Attn: Reorganization Department
Attn: Reorganization Department	59 Maiden Lane
6201 15th Avenue	New York, New York 10038
Brooklyn, New York 11219

     If you deliver subscription documents, rights certificates or notices of guaranteed delivery in a manner different than that described in this prospectus, then we may not honor the exercise of your subscription rights.

     You should direct any questions or requests for assistance concerning the method of subscribing for the shares of our common stock or for additional copies of this prospectus to the information agent, Phoenix Advisory Partners, at (800) 576-4314.

Fees and Expenses

     We will pay all fees charged by the subscription agent and the information agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights.

No Fractional Shares

     We will not issue fractional shares or cash in lieu of fractional shares. Fractional shares of our common stock resulting from the exercise of the basic subscription privileges and the over-subscription privileges will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Medallion Guarantee May Be Required

     Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

  your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or
  you are an eligible institution.

     You can obtain a signature guarantee from a financial institution — such as a commercial bank, savings, bank, credit union or broker dealer — that participates in one of the Medallion signature guarantee programs. The three Medallion signature guarantee programs are the following:

  Securities Transfer Agents Medallion Program (STAMP) whose participants include more than 7,000 U.S. and Canadian financial institutions.

  Stock Exchanges Medallion Program (SEMP) whose participants include the regional stock exchange member firms and clearing and trust companies.

  New York Stock Exchange Medallion Signature Program (MSP) whose participants include NYSE member firms.

     If a financial institution is not a member of a recognized Medallion signature guarantee program, it would not be able to provide signature guarantees. Also, if you are not a customer of a participating financial institution, it is likely the financial institution will not guarantee your signature. Therefore, the best source of a

Medallion Guarantee would be a bank, savings and loan association, brokerage firm, or credit union with whom you do business. The participating financial institution will use a Medallion imprint or stamp to guarantee the signature, indicating that the financial institution is a member of a Medallion signature guarantee program and is an acceptable signature guarantor.

Notice to Nominees

     If you are a broker, custodian bank or other nominee holder that holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificate and submit it to the subscription agent with the proper subscription payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification,” which is provided with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

     If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owners Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Guaranteed Delivery Procedures

     If you wish to exercise subscription rights, but you do not have sufficient time to deliver the rights certificate evidencing your subscription rights to the subscription agent prior to the expiration of the rights offering, you may exercise your subscription rights by the following guaranteed delivery procedures:

  deliver to the subscription agent prior to the expiration of the rights offering the subscription payment for each share you elected to purchase pursuant to the exercise of subscription rights in the manner set forth above under “— Payment Method”;

  deliver to the subscription agent prior to the expiration of the rights offering the form entitled “Notice of Guaranteed Delivery”; and

  deliver the properly completed rights certificate evidencing your subscription rights being exercised and the related nominee holder certification, if applicable, with any required signatures guaranteed, to the subscription agent within three (3) business days following the date you submit your Notice of Guaranteed Delivery.

     Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the “Instructions for Use of TurboSonic Technologies, Inc. Subscription Rights Certificates,” which will be distributed to you with your rights certificate. Your Notice of Guaranteed Delivery must include a signature guarantee from an eligible institution, acceptable to the subscription agent. A form of that guarantee is included with the Notice of Guaranteed Delivery.

     In your Notice of Guaranteed Delivery, you must provide:

  your name;

  the number of subscription rights represented by your rights certificate, the number of shares of our common stock for which you are subscribing under your basic subscription privilege, and the number of shares of our common stock for which you are subscribing under your over-subscription privilege, if any; and

  your guarantee that you will deliver to the subscription agent a rights certificate evidencing the subscription rights you are exercising within three (3) business days following the date the subscription agent receives your Notice of Guaranteed Delivery.

     You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your rights certificate at the address set forth above under “— Subscription Agent.” You may alternatively transmit your Notice of Guaranteed Delivery to the subscription agent by facsimile transmission at (718) 234-5100. To confirm facsimile deliveries, you may call (877) 248-6417.

     The information agent will send you additional copies of the form of Notice of Guaranteed Delivery if you need them. You should call the information agent, Phoenix Advisory Partners, at (800) 576-4314 to request additional copies of the form of Notice of Guaranteed Delivery.

Transferability of Subscription Rights

     The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone.

Validity of Subscriptions

     We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. In resolving all such questions, we will review the relevant facts, consult with our legal advisors and we may request input from the relevant parties. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by our board of directors, and we will not accept any alternative, conditional or contingent subscriptions or directions. However, if we amend the rights offering to allow for an extension of the rights offering for a period of more than 10 days or make a fundamental change to the terms set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither we nor the subscription agent shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the rights offering, only when a properly completed and duly executed rights certificate and any other required documents and the full subscription payment have been received by the subscription agent. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Escrow Arrangements; Return of Funds

     The subscription agent will hold funds received in payment for shares of our common stock in a segregated account pending completion of the rights offering. The subscription agent will hold this money in escrow until the rights offering is completed or is withdrawn and canceled. If the rights offering is canceled for any reason, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable. In addition, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable, if subscribers decide to cancel their subscription rights in the event that we extend the rights offering for a period of more than 30 days after the expiration date or if there is a fundamental change to the rights offering.

Stockholder Rights

     You will have no rights as a holder of the shares of our common stock you purchase in the rights offering, if any, until certificates representing the shares of our common stock are issued to you. You will have no right to revoke your subscriptions after you deliver your completed rights certificate, the full subscription payment and any other required documents to the subscription agent.

Foreign Stockholders

     We will not distribute rights certificates to stockholders with addresses that are outside the United States other than to stockholders with addresses in the Canadian province of Ontario. We also will not distribute rights certificates to stockholders with an army post office or foreign post office address. The subscription agent will hold these rights certificates for their account. To exercise subscription rights, our foreign stockholders must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration of the rights offering and demonstrate to the satisfaction of the subscription agent that the exercise of such subscription rights does not violate the laws of the jurisdiction of such stockholder.

No Revocation or Change

     Once you submit the form of rights certificate to exercise any subscription rights, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by our board of directors. However, if we amend the rights offering to allow for an extension of the rights offering for a period of more than 10 days or make a fundamental change to the terms set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price.

Regulatory Limitation

     We will not be required to issue to you shares of our common stock pursuant to the rights offering if, in our opinion, you are required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares and if, at the time the rights offering expires, you have not obtained such clearance or approval.

U.S. Federal Income Tax Treatment of Rights Distribution

     We believe that our distribution and any stockholder’s receipt and exercise of these subscription rights to purchase shares of our common stock generally should not be taxable to our stockholders for the reasons described below in “Material U.S. Federal Income Tax Consequences.”

No Recommendation to Rights Holders

     Our board of directors is making no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Listing

     The subscription rights will not be listed for trading on any stock exchange or market or quoted on the OTC Bulletin Board. The shares of our common stock issuable upon exercise of the subscription rights will be quoted on the OTC Bulletin Board under the symbol “TSTA.”

Shares of Our Common Stock Outstanding After the Rights Offering

     As of November 8, 2010, we had 15,138,054 shares of our common stock issued and outstanding. If all of the shares subject to subscription rights and over-subscription rights are sold in the rights offering, we anticipate that we will have approximately 22,707,081 shares of our common stock outstanding after the rights offering.

Other Matters

     We will not make the rights offering in any state or other jurisdiction in which it will be unlawful to do so, nor are we distribute or accept any offers to purchase any shares of our common stock from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your subscription privileges in order to comply with state securities laws. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in the rights offering. However, we are not currently aware of any states or jurisdictions that would preclude participation in the rights offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

     This section describes the material U.S. federal income tax consequences of the receipt and exercise (or expiration) of the subscription rights acquired through the rights offering and the receipt, ownership and sale of the common shares received upon exercise of the basic subscription privilege or, if applicable, the over-subscription privilege, and constitutes the opinion of Sonnenschein Nath & Rosenthal LLP insofar as this section relates to U.S. federal income tax law and legal conclusions with respect thereto. In the following discussion, “we” and “our” refer to TurboSonic Technologies Inc. and not Sonnenschein Nath & Rosenthal LLP.

     This section applies to you only if you are a U.S. holder (as defined below), acquire your subscription rights in the rights offering and you hold your subscription rights or common shares issued to you upon exercise of the basic subscription privilege or, if applicable, the over-subscription privilege as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This section does not apply to you if you are not a U.S. holder or if you are a member of a special class of holders subject to special rules, including, without limitation, financial institutions, regulated investment companies, real estate investment trusts, holders who are dealers in securities or foreign currency, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, tax-exempt organizations, insurance companies, persons liable for alternative minimum tax, holders who hold common stock as part of a hedge, straddle, conversion, constructive sale or other integrated security transaction, holders whose functional currency is not the U.S. dollar, or holders who received our common stock on which the subscription rights are distributed in satisfaction of our indebtedness.

     This section is based upon the Code, the Treasury Regulations promulgated thereunder, legislative history, judicial authority and published rulings, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the IRS, so as to result in U.S. federal income tax consequences different from those discussed below. The discussion that follows neither binds nor precludes the IRS from adopting a position contrary to that expressed in this prospectus, and we cannot assure you that such a contrary position could not be asserted successfully by the IRS or adopted by a court if the position was litigated. We have not sought, and will not seek, a ruling from the IRS regarding this rights offering. This section does not address any tax consequences under foreign, state, or local tax laws.

You are a U.S. holder if you are a beneficial owner of subscription rights or common stock and you are:

  An individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence test under section 7701(b) of the Code,

  A corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized, or treated as created or organized, in or under the laws of the United Sates, any state thereof or the District of Columbia,

  An estate whose income is subject to U.S. federal income tax regardless of its source, or

  A trust (a) if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

     If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) receives the subscription rights or holds the common stock received upon exercise of the subscription rights or, if applicable, the over-subscription privilege, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership is urged to consult its own tax advisor as to the U.S. federal income tax consequences of receiving and exercising the subscription rights and acquiring, holding or disposing of our common shares.

     EACH HOLDER OF OUR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSIDERATIONS OF THE RECEIPT AND EXERCISE OF SUBSCRIPTION RIGHTS AND THE RECEIPT, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

Receipt, Exercise and Expiration of the Subscription Rights; Tax Basis and Holding Period of Shares Received upon Exercise of the Subscription Rights

Receipt of the Subscription Rights

     You should not recognize taxable income for U.S. federal income tax purposes in connection with the receipt of subscription rights in the rights offering if the rights offering is not part of a “disproportionate distribution” within the meaning of section 305 of the Code. A disproportionate distribution is a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some stockholders or holders of debt instruments convertible into stock and an increase in the proportionate interest of other stockholders in a company’s assets or earnings and profits. During the last 36 months, our common stock has been our sole outstanding class of stock, we have not made any distributions of cash or other property on such stock, and we have not had any convertible debt outstanding. Nor do we currently intend to issue another class of stock or convertible debt or, as stated below, pay any dividends on our common stock. In addition, the fact that we have outstanding options and shares of our Canadian subsidiary that are convertible into common stock could cause the receipt of subscription rights pursuant to the rights offering to be part of a disproportionate distribution. We intend to take the position that our outstanding options and shares of our Canadian subsidiary that are convertible into common stock will not cause the subscription rights issued pursuant to the rights offering to be part of a disproportionate distribution. For a discussion of the U.S. federal income tax consequences to you if the rights offering is part of a disproportionate distribution, see “Consequences if the Rights Offering Is Considered Part of a Disproportionate Distribution” below.

Tax Basis in the Subscription Rights

     If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your common stock on the date you receive your subscription rights, your subscription rights will be allocated a zero tax basis for U.S. federal income tax purposes, unless you elect to allocate tax basis between your existing common stock and your subscription rights in proportion to the relative fair market values of the existing common stock and your subscription rights determined on the date of receipt of your subscription rights. If you choose to allocate tax basis between your existing common stock and your subscription rights, you must make this election on a statement included with your tax return for the taxable year in which you receive your subscription rights. Such an election is irrevocable.

     If the fair market value of your subscription rights is 15% or more of the fair market value of your existing common stock on the date you receive your subscription rights, then you must allocate your tax basis in your existing common stock between your existing common stock and your subscription rights in proportion to the relative fair market values determined on the date you receive your subscription rights. The fair market value of the subscription rights on the date the subscription rights will be distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable.

Exercise and Expiration of the Subscription Rights

     You will not recognize any gain or loss upon the exercise of subscription rights received in the rights offering, and the tax basis of the shares of our common stock acquired through exercise of the subscription rights will equal the sum of the subscription price for the shares and your tax basis, if any, in the subscription rights. The holding period for the shares of our common stock acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised.

     If you allow subscription rights received in the rights offering to expire, you generally will not recognize any gain or loss upon the expiration of the subscription rights. If you have tax basis in the subscription rights and you allow the subscription rights to expire, the tax basis of our common stock owned by you with respect to which such subscription rights were distributed will be restored to the tax basis of such common stock immediately before the receipt of the subscription rights in the rights offering.

Consequences if the Rights Offering Is Considered Part of a Disproportionate Distribution

     If the rights offering is part of a disproportionate distribution, the distribution of subscription rights would be taxable to you as a dividend to the extent that the fair market value of the subscription rights you receive is allocable to our current and accumulated earnings and profits for the taxable year in which the subscription rights are distributed. We cannot determine prior to the consummation of the rights offering the extent to which we will have sufficient current and accumulated earnings and profits to cause any distribution to be treated as a dividend. Dividends received by corporate holders of our common stock are taxable at ordinary corporate tax rates subject to any applicable dividends-received deduction. Dividends received by noncorporate holders of our common stock in taxable years beginning before January 1, 2011 are taxed under current law at the holder’s capital gain tax rate (a maximum rate of 15%), provided that the holder meets applicable holding period and other requirements. Any distributions in excess of our current and accumulated earnings and profits will be treated as a tax-free return of basis, and any further distributions in excess of your tax basis in our common stock will be treated as gain from the sale or exchange of our common stock. Regardless of whether the distribution of subscription rights is treated as a dividend, as a tax-free return of basis or as gain from the sale or exchange of our common stock, your tax basis in the subscription rights you receive will be their fair market value.

     If the receipt of subscription rights is taxable to you as described in the previous paragraph and you allow subscription rights received in the rights offering to expire, you should recognize a short-term capital loss equal to your tax basis in the expired subscription rights. Your ability to use any capital loss is subject to certain limitations. You will not recognize any gain or loss upon the exercise of the subscription rights, and the tax basis of the shares of our common stock acquired through exercise of the subscription rights will equal the sum of the subscription price for the shares and your tax basis in the subscription rights. The holding period for the shares of our common stock acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised.

Sale of Shares of Our Common Stock and Receipt of Distributions on Shares of Our Common Stock

     You will recognize capital gain or loss upon the sale of our common stock acquired through the exercise of subscription rights in an amount equal to the difference between the amount realized and your tax basis in our common stock. The capital gain or loss will be long-term if your holding period in the shares is more than one year. Long-term capital gains recognized by individuals are taxable under current law at a maximum rate of 15%. Under current law, long-term capital gains recognized by individuals will be taxable at a maximum rate of 20% for taxable years beginning after December 31, 2010. Long-term capital gains recognized by corporations are taxable at ordinary corporate tax rates. If you have held your shares of our common stock for one year or less, your capital gain or loss will be short-term. Short-term capital gains are taxed at a maximum rate equal to the maximum rate applicable to ordinary income. Your ability to use any capital loss is subject to certain limitations.

     Distributions, if any, on shares of our common stock acquired through the exercise of subscription rights will be taxable to you as a dividend to the extent that the cash and fair market value of property is allocable to our current and accumulated earnings and profits for the taxable year in which the distribution is made. Dividends received by corporate holders of our common stock are taxable at ordinary corporate tax rates subject to any applicable dividends-received deduction. Dividends received by noncorporate holders of our common stock in taxable years beginning before January 1, 2011 are taxed under current law at the holder’s capital gain tax rate (a maximum rate of 15%), provided that the holder meets applicable holding period and other requirements. Under current law, dividends received by noncorporate holders of our common stock in taxable years beginning after December 31, 2010 will be taxed as ordinary income. Any distributions in excess of our current and accumulated earnings and profits will be treated as a tax-free return of basis, and any further distributions in excess of your tax basis in our common stock will be treated as gain from the sale or exchange of such common stock. Your tax basis in any property you receive as a distribution on shares of our common stock will be the property’s fair market value (regardless of whether the distribution is treated as a dividend, as a tax-free return of basis or as gain from the sale or exchange of our common stock).

Information Reporting and Backup Withholding

     You may be subject to information reporting and/or backup withholding with respect to dividend payments on or the gross proceeds from the disposition of our common stock acquired through the exercise of subscription rights. Backup withholding may apply under certain circumstances if you (1) fail to furnish your social security or other taxpayer identification number (“TIN”), (2) furnish an incorrect TIN, (3) fail to report interest or dividends properly, or (4) fail to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct, that you are not subject to backup withholding and that you are a U.S. person. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your U.S. federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. For additional information regarding the backup withholding requirements with respect to any payments relating to common stock acquired through the exercise of subscription rights, see “Form of Notice of Important Tax Information” in the exhibits attached to this prospectus. You are urged to consult your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

DESCRIPTION OF OUR COMMON STOCK

     We are currently authorized to issue up to 30,000,000 shares of our common stock, $0.10 par value. As of November 8, 2010, 15,138,054 shares of our common stock were issued and outstanding, and held of record by 301 persons. We estimate that there are approximately 1,500 beneficial owners of our common stock.

     Holders of shares of our common stock are entitled to such dividends as may be declared from time to time by the board in its discretion, on a ratable basis, out of funds legally available therefrom, and to a pro rata share of all assets available for distribution upon liquidation, dissolution or other winding up of our affairs. All of the outstanding shares of our common stock are fully paid and non-assessable.

Limitation of Liability

     As permitted by the General Corporation Law of the State of Delaware, our certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

  for any breach of the director’s duty of loyalty to us or our stockholders;

  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  under section 174 of the Delaware law, relating to unlawful payment of dividends or unlawful stock purchases or redemption of stock; and

  for any transaction from which the director derives an improper personal benefit.

     As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

     Our certificate of incorporation provides for the indemnification of our directors and officers, and, to the extent authorized by our board in its sole and absolute discretion, employees and agents, to the full extent authorized by, and subject to the conditions set forth in the Delaware law.

Delaware Anti-Takeover Law

     We are subject to the provisions of section 203 of the Delaware law. Section 203 prohibits publicly held Delaware corporations from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock. These provisions could have the effect of delaying, deferring or preventing a change of control of us or reducing the price that certain investors might be willing to pay in the future for shares of our common stock.

Transfer Agent

     The transfer agent for our common stock is American Stock Transfer & Trust Company, LLC.

DESCRIPTION OF SUBSCRIPTION RIGHTS

The Subscription Rights

     We are distributing to the record holders of our common stock as of the record date non-transferable subscription rights to purchase shares of our common stock. The subscription price of $0.34 per full share was determined by our board of directors after a review of recent historical trading prices of our common stock and the closing sales price of our common stock on November 5, 2010, the last trading day prior to the announcement of the subscription price. The average of the closing sales prices of our common stock over the 20 trading day period ended November 5, 2010 was $0.38. The closing sales price of our common stock on November 5, 2010 was $0.36. The subscription rights will entitle the holders of our common stock to purchase approximately an aggregate of 7,569,027 shares of our common stock for an aggregate purchase price of approximately $2.57 million.

     Each holder of record of our common stock will receive one subscription right for each share of our common stock owned by such holder at the as of 5:00 p.m., New York City time, on the record date. Each subscription right will entitle the holder to a basic subscription privilege and an over-subscription privilege.

Basic Subscription Privilege

     With your basic subscription privilege, you may purchase one share of our common stock per subscription right, upon delivery of the required documents and payment of the subscription price of $0.34 per full share, prior to the expiration of the rights offering. You may exercise all or a portion of your basic subscription privilege. However, if you exercise less than your full basic subscription privilege you will not be entitled to purchase shares pursuant to your over-subscription privilege.

     Fractional subscription rights resulting from the distribution of one subscription right for each two shares of common stock will be eliminated by rounding down to the nearest whole subscription right.

     Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

     We will deliver certificates representing shares of our common stock purchased with the basic subscription privilege as soon as practicable after the rights offering has expired.

Over-Subscription Privilege

     If you fully exercise your basic subscription privilege and other stockholders do not fully exercise their basic subscription privileges, you may also exercise an over-subscription right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among persons exercising this over-subscription right. To the extent the number of the unsubscribed shares are not sufficient to satisfy all of the properly exercised over-subscription rights requests, then the available shares will be prorated among those who properly exercised over-subscription rights based on the number of shares each rights holder subscribed for under the basic subscription right. If this pro rata allocation results in any stockholder receiving a greater number of common shares than the stockholder subscribed for pursuant to the exercise of the over-subscription privilege, then such stockholder will be allocated only that number of shares for which the stockholder oversubscribed, and the remaining common shares will be allocated among all other stockholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all common shares have been allocated or all over-subscription exercises have been fulfilled, whichever occurs earlier.

     In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the rights offering. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock available to you, assuming that no stockholder other than you has purchased any shares of our common stock pursuant to their basic subscription privilege and over-subscription privilege.

     We can provide no assurances that you will actually be entitled to purchase the number of shares issuable upon the exercise of your over-subscription privilege in full at the expiration of the rights offering. We will not be able to satisfy your exercise of the over-subscription privilege if all of our stockholders exercise their basic subscription privileges in full, and we will only honor an over-subscription privilege to the extent sufficient shares of our common stock are available following the exercise of subscription rights under the basic subscription privileges.

  To the extent the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription privilege is less than the amount you actually paid in connection with the exercise of the over-subscription privilege, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

  To the extent the stockholders properly exercise their over-subscription privileges for an aggregate amount of shares that is less than the number of the unsubscribed shares, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the over-subscription privilege.

     Fractional shares of our common stock resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

     We will deliver certificates representing shares of our common stock purchased with the over-subscription privilege as soon as practicable after the expiration of the rights offering.

PLAN OF DISTRIBUTION

     As soon as practicable after the record date for the rights offering, we will distribute the subscription rights and rights certificates to individuals who owned shares of our common stock at 5:00 p.m., New York City time, on November 8, 2010. If you wish to exercise your subscription rights and purchase shares of our common stock, you should complete the rights certificate and return it with payment for the shares to the subscription agent, American Stock Transfer & Trust Company, LLC, at the following address:

By Mail or Overnight Courier:	By Hand:

American Stock Transfer & Trust Company, LLC	American Stock Transfer & Trust Company, LLC
Operations Center	Attn: Reorganization Department
Attn: Reorganization Department	59 Maiden Lane
6201 15th Avenue	New York, New York 10038
Brooklyn, New York 11219

     See “The Rights Offering — Method of Exercising Subscription Rights.” If you have any questions, you should contact the information agent, Phoenix Advisory Partners, at (800) 576-4314.

     Other than as described herein, we do not know of any existing agreements between or among any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the underlying common stock.

LEGAL MATTERS

     The validity of the shares of our common stock covered by this prospectus has been passed upon by SNR Denton US LLP, New York, New York.

EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended June 30, 2010, have been audited by Deloitte & Touche LLP, independent registered chartered accountants, as stated in their report, which is incorporated herein by reference. Such financial statements have been incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934 and, therefore, we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Copies of such periodic reports, proxy statements and other information are available for inspection without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of these filings may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov. You may also obtain copies of our electronic filings with the SEC at our Internet web site, http://www.turbosonic.com.

     The SEC allows us to incorporate by reference the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. Our SEC File Number is 0-21832. The information incorporated by reference is considered to be part of this prospectus. The documents we are incorporating by reference are as follows:

  our Annual Report on Form 10-K for the year ended June 30, 2010; and

  the description of our common stock contained in our registration statement on Form 8-A, including any amendments or reports filed for the purpose of updating that description.

     We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents which we incorporate by reference in this prospectus (not including exhibits to such documents unless such exhibits are specifically incorporated by reference to such documents). Requests should be directed to: TurboSonic Technologies, Inc., 550 Parkside Drive, Suite A-14, Waterloo, Ontario, Canada N2L 5V4; (519) 885-5513.